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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)   May 30, 1995
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                              CKE RESTAURANTS, INC.
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               (Exact name of registrant as specified in charter)


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
          Delaware                  1-13192                   33-0602639
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(State of other jurisdiction      (Commission               (IRS Employer
     of incorporation)            File Number)           Identification No.)
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1200 North Harbor Boulevard, Anaheim, California                       92801
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(Address of principal executive offices)                          (Zip Code)



       Registrant's telephone number, including area code  (717) 774-5796
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         (Former name or former address, if changed since last report)
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Item 2.     Acquisition or Disposition of Assets.

      In January 1994, CKE Restaurants, Inc. (the "Company") acquired the rights to develop, own and operate up to 300 Boston Chicken stores throughout designated markets in California from Boston Chicken, Inc. ("BCI"). In consideration for these rights, the Company paid a total of $2,000,000, which consisted of a $1,000,000 initial development fee and a $1,000,000 deposit towards the future franchise fees due BCI ($35,000 per store payable upon the opening of each new Boston Chicken store) over the five-year term of this agreement. The unamortized balances of both of these amounts were included in other assets in the Company's consolidated balance sheets for the Company's fiscal year ending January 30, 1995.

      The Company's obligation under the terms of this agreement included opening 20 Boston Chicken stores during fiscal 1995, followed by an additional 40 to 50 stores per year during the next four years, for an aggregate of 200 stores by January 15, 1999. This agreement also contained an option to develop an additional 100 stores under certain conditions. Boston Pacific, Inc. ("Boston Pacific") was formed during fiscal 1995, as a wholly-owned subsidiary of the Company, to conduct the Company's Boston Chicken franchise operations and the results of these operations were included in the accompanying consolidated financial statements. A total of 22 stores were opened by Boston Pacific during fiscal 1995, seven of which were converted Carl's Jr. restaurants. In addition, another five stores were under construction as of the end of fiscal 1995.

      In April 1995, the Company completed a transaction that resulted in the formation of a new wholly-owned company, Boston West, L.L.C. ("Boston West"), that assumed the operations of Boston Pacific and agreed to fulfill the Company's obligations under its agreement with BCI. Boston Pacific contributed a majority of its existing Boston Chicken restaurant assets valued at approximately $22 million to this new entity and BCI agreed to lend Boston West, over time, up to $63.8 million, subject to certain conditions. This loan is convertible to equity in Boston West, at BCI's option, at 115% of the original equity price. In addition, approximately $12 million of equipment and real property retained by Boston Pacific was leased to Boston West at current market rates. An affiliate of BCI has an option to purchase all the equipment and real property leased to Boston West by Boston Pacific.

      In exchange for its assets, Boston Pacific received 62,000 Class A Membership Units (valued at $10.00 per Unit) and 22,951 Class B Membership Units (valued at $1,000.00 per Unit) in Boston West. It was contemplated that, during the first half of fiscal



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1996, additional equity units in Boston West would be sold such that the
Company would own less than 20% of the common equity units of Boston West. For the period prior to the sale of these interests, the Company is required to continue to include the results of Boston West's operations in the Company's consolidated financial statements.

      On May 30, 1995, Boston West consummated the sale of 250,000 of its
Class A Membership Units (valued at $10.00 per Unit) to third party investors unaffiliated with the Company. As a result of such sale, the Company owns less than 20% of the common equity units of Boston West.

      The Company's ownership in Boston West may be increased to up to approximately 35% by an option to co-fund the capital requirements of Boston West up to a maximum of $15 million. This $15 million may be funded, in part, by proceeds of the purchase option in the equipment and real property leases when and if they are exercised.


Item 7.     Financial Statements and Exhibits.

      (a)   Financial statements of business acquired.

            Not applicable.

      (b)   Pro forma financial information.

            [At the time of filing this Report, it is impracticable to provide the required pro forma financial statements. The required pro forma financial statements will be filed by the Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than July 28, 1995.]

      (c)   Exhibits.

            Exhibit No.      Description of Document

            (2)(a) Agreement to Contribute Assets dated April 6, 1995 between Boston Pacific, Inc. and Boston West, L.L.C. (together with a list briefly identifying the omitted exhibits, schedules and appendices thereto). The Registrant agrees to provide copies of such exhibits, schedules and appendices to the Commission upon request.





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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                             CKE RESTAURANTS, INC.


Date: June 12, 1995          By:______________________________
                                    Joseph N. Stein
                                    Chief Financial Officer



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                               INDEX TO EXHIBITS

(2) Plan of acquisition, reorganization, arrangement, liquidation or succession

      (a) Agreement to Contribute Assets dated April 6, 1995 between Boston Pacific, Inc. and Boston West, L.L.C. (together with a list briefly identifying the omitted exhibits, schedules and appendices thereto). The Registrant agrees to provide copies of such exhibits, schedules and appendices to the Commission upon request.





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